Exhibit 99.1

JOINT FILING AGREEMENT

August 10, 2023

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Paycom Software, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

ERNEST GROUP, INC.

By:	/s/ Chad Richison
Name: Chad Richison
Title: Director

CHAD RICHISON

/s/ Chad Richison

Signature Page to Joint Filing Agreement